AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 2nd day of June, 2011, to the Custody Agreement, dated as of June 6, 2006, as amended (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Advisors Series Trust:

Exhibit BB, Fort Pitt Capital Total Return Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK N.A.

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Vice President

Exhibit BB to the
Separate Series of Advisors Series Trust Custody Agreement

Name of Series	Date Added
Fort Pitt Capital Total Return Fund	On or after June 2, 2011

FORT PITT CAPITAL FUNDS CUSTODY SERVICES at June, 2011

Annual Fee Based Upon Market Value Per Fund*
[  ] basis points on the first $[  ]
[  ] basis point on the next $[  ]
[  ] basis point on the balance of fund assets

Portfolio Transaction Fees
$[  ] per disbursement (waived if U.S. Bancorp is Administrator)
$[  ] per US Bank repurchase agreement transaction
$[  ] per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$[  ] per portfolio transaction processed through our New York custodian definitive security (physical)
$[  ] per principal paydown
$[  ] per option/future contract written, exercised or expired
$[  ] per Cedel/Euroclear transaction
$[  ] per mutual fund trade
$[  ] per Fed Wire
$[  ] per margin variation Fed wire
$[  ] per short sale
$[  ] per segregated account per year

• A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate plus [  ].
• Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fee are billed monthly.
* Annual fee
* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit BB.

Fort Pitt Capital Group, Inc.

By:  /s/ Charles A. Smith

Printed Name:  Charles A. Smith

Title:  Treasurer                                                  Date:  7/15/2011